Shore Bancshares, Inc.

28969 Information Lane, Easton, Maryland 21601

Talbot Bank Enters into Consent Order with Regulators

Easton, MD, May 24, 2013 - Shore Bancshares, Inc. (NASDAQ: SHBI) announced today that its wholly owned subsidiary, The Talbot Bank of Easton, Maryland (the “Bank”), entered into a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner of Financial Regulation of Maryland (“Commissioner”) with certain requirements, including improving credit quality and reviewing and revising certain of the Bank’s policies and procedures.

Patrick M. Bilbrough, Chief Executive Officer of the Bank, commented: “Everyone is familiar with the fact that the local and national economies have experienced a very difficult time. No bank has been immune from the challenges created by the economic downturn. The Bank, like most businesses, is facing challenges. As we deal with those challenges, we are working closely with the FDIC and the Commissioner to make sure that we handle these challenges in the correct way and in a timely manner.”

Importantly, despite the economic problems encountered over the last several years, the Bank had a Tier 1 leverage ratio of 8.24% and a total risk based capital ratio of 12.38% at the end of the first quarter of 2013 which exceeds the regulatory requirement of the Consent Order as well as internal levels set by the Bank. Additionally, the Company reported Net Income for the first quarter of 2013 reflecting an improvement in credit quality.

The Bank has been aggressively improving its credit quality and has already accomplished many of the requirements of the Consent Order. The Bank’s management team is confident that the administrative aspects of this Consent Order can be effectively addressed.

Mr. Bilbrough further noted: “While these types of agreements have become somewhat commonplace in the banking industry over the last three years, every member of our Board and management team is focused and committed to working with our regulators to continue to resolve the issues facing the Bank and meeting all the terms and conditions of the Consent Order. At the same time, we are committed to continuing to provide to our customers the superior care and service levels to which they are accustomed.”

Mr. Bilbrough concluded: “We look forward to overcoming our current challenges and emerging an even stronger bank.”

The Bank is a member of the Shore Bancshares family of companies, the largest independent financial services company that offers banking, insurance and wealth management services to families and businesses on the Delmarva Peninsula. As a financial holding company with $1.1 billion in assets, the Shore Bancshares family of companies also includes CNB, Wye Financial & Trust, Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin & Associates, Inc.

With 7 locations in Talbot and Dorchester counties, we serve the local needs of our customers and our community through personalized banking services and products, convenient operations and secure and reliable banking solutions. Our employees offer a personalized “hometown” approach to make your banking experience positive. We invest in what is important to you.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact: W. Moorhead Vermilye, Chief Executive Officer, 410-763-7800